Exhibit 99.1

For Release July 22, 2003—1:30 p.m. PST	Contact: Heidi B. Stanley
(509) 358-6160

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
ANNOUNCES RECORD 2003 SECOND QUARTER EARNINGS

Spokane, Washington—July 22, 2003—Sterling Financial Corporation (NASDAQ: STSA) today announced record earnings of $9.5 million, or $0.63 per diluted share, for the three months ended June 30, 2003.  This compares with earnings of $5.7 million, or $0.43 per diluted share for the prior year’s comparable quarter.  Net income for the six months ended June 30, 2003 was $17.3 million, or $1.18 per diluted share, which compares with net income of $11.3 million, or $0.85 per diluted share for last year’s comparable period.  This increase in earnings primarily reflects increases in net interest income and other income.

Harold B. Gilkey, Chairman and CEO, said,  “We are extremely pleased with the results of the second quarter which continue on a very impressive profitability trend line for 2003.  Our earnings for the quarter represented an increase of approximately 66% from last year’s second quarter.  Sterling’s second quarter 2003 performance shows that the Company continues to benefit from the low interest rate environment.  In addition, we increased net interest income, maintained solid credit quality and controlled expenses in second quarter 2003.”

SECOND QUARTER HIGHLIGHTS

•                    Return on average equity was 15.5%, compared with 13.0% for the comparable quarter last year.

•                    On a core earnings basis, earnings per diluted share were $0.56 for the quarter ended June 30, 2003, compared to $0.41 per diluted share for the same period in 2002, an increase of 37%.  Core earnings exclude net gains on the sales of securities, merger and acquisition costs and a charge for costs related to early repayment of debt.

•                    Net interest income increased to $30.0 million, or 29% over the second quarter of 2002.

•                    Other income increased 44% compared to the same quarter last year.

•                    Fee and service charge income increased 20% over the prior year’s comparable period.

•                    Total loan originations increased 46% to $658.8 million compared to $450.9 million for the second quarter of 2002.

•                    Checking account balances increased by more than 6% compared to the second quarter of 2002.

•                    Book value per share increased 17% to $16.67 at June 30, 2003 from $14.22 at June 30, 2002.

•                    Sterling Capital Trust I Securities were redeemed on May 16, 2003 at 100% of the $40,000,000 aggregate principal amount thereof plus accrued and unpaid interest.

•                    Sterling also announced that its wholly-owned subsidiaries had sold $54.0 million of trust preferred securities with a weighted average interest cost of 4.5%.

•                    Sterling paid a 10% stock dividend on May 30, 2003.

OPERATING RESULTS

Net Interest Income

Sterling reported net interest income of $30.0 million for the three months ended June 30, 2003, compared to $23.4 million for the same period in the prior year.  The increase year over year was due to an increase of $785.9 million in average earning assets, particularly loans and asset-backed securities (“ABS”).  The increase in average earning assets is partially due to the Empire Federal Bancorp, Inc. (“Empire”) acquisition, which was completed February 28, 2003. Net interest income for the six months ended June 30, 2003 was $58.6 million, which compares with net interest income of $46.8 million for the first six months of last year.  Sterling’s net interest margin of 3.31% for the second quarter of 2003 showed a modest increase of 3 basis points over last year’s comparable period.

Sterling’s net interest margin decreased 5 basis points from the first quarter of 2003, reflecting the acquisition of lower-yielding loans, purchases of lower-yielding ABS and continued refinancing in the residential and commercial real estate portfolios.  Net interest margin for the six months ended June 30, 2003 of 3.33% represented a slight increase from 3.30% for the comparable 2002 period.

Other Income

Fees and service charge income increased by 20% to $4.9 million for the quarter from $4.1 million in the same period one year ago.  Fees and service charge income was $9.2 million and $7.9 million for the six months ended June 30, 2003 and June 30, 2002, respectively.  These increases in quarterly and semi-annual other income were primarily due to an increase in transaction account fees and from fees from cash management services.

Income from mortgage banking operations for the quarter was $2.5 million compared with $1.1 million for the prior years’ comparable quarter.  For the six months ended June 30, 2003, income from mortgage banking operations was $4.7 million, compared with $2.4 million for the same period in 2002.  The increases were primarily due to lower interest rates and continued refinancing activity.  The current refinancing market has helped increase the volume of residential loan sales of $111.1 million to nearly two and a half times that of last year’s comparable quarter.  Sterling’s mortgage banking subsidiaries continue to have strong loan pipelines as we enter the second half of 2003.

Operating Expenses

Total operating expenses were $22.6 million for the three months ended June 30, 2003, compared with $19.8 million for the three months ended June 30, 2002, an increase of 14%.  Operating expenses were $44.0 million and $39.4 million for the six months ended June 30, 2003 and 2002, respectively.  The year-over-year increase was primarily due to increases in personnel, occupancy and advertising costs related to the expansion of the Portland Business Banking Center, the Seattle Corporate Banking Center, and Action Mortgage, as well as to the Empire acquisition.  Full-time equivalent employees have increased year-over-year by 114 to 1,058 full-time equivalents at June 30, 2003.

Commenting on operating expenses and efficiency, Mr. Gilkey stated, “Sterling’s non-interest expenses were 2.33% of average assets for the second quarter of 2003, which compares to 2.58% for the same period in 2002.  Similarly, the efficiency ratio improved to 56.7%, as compared to 64.7% in the second quarter of 2002.  While improvement in both ratios was anticipated, it is a reflection of Sterling’s increasing ability to leverage our past investment in systems and people to gain additional income.”

Performance Ratios

Return on average equity was 15.5% for the three months ended June 30, 2003, compared with 13.0% for the same period in 2002.  Return on average assets was 0.98% for the three months ended June 30, 2003, compared with 0.75% for the same period in 2002.  The increases in these ratios were primarily due to an increase in net income.

Lending

Total loan originations for the quarter ended June 30, 2003, were $658.8 million, compared with $450.9 million in the second quarter of 2002, an increase of 46%.  Sterling’s Corporate and Business Banking loan originations were $174.6 million, an 11% increase from the second quarter of 2002.  Of the total loan originations, $447.0 million, or approximately 68%, were from construction, business banking, corporate banking and consumer loans.  Total loan originations were $1.14 billion and $806.6 million for the six months ended June 30, 2003 and 2002, respectively.

At June 30, 2003, Sterling’s net loans receivable increased to $2.67 billion, a 23% increase over the second quarter of 2002.  Loans acquired from Empire contributed approximately $67.3 million of this increase.  Additionally, Corporate and Business banking loan balances have increased $241.0 million year-over-year and now represent nearly 30% of net loans receivable, compared to 26% the end of the second quarter last year.

Credit Quality

Mr. Gilkey, said, “Our performance in managing nonperforming assets was generally very good this past quarter.  However, we are still continuing to clear the portfolio of nonperforming assets acquired in our recent acquisitions, and we did see a little deterioration in the hotel segment of our portfolio.”

At June 30, 2003, total nonperforming assets were $31.4 million, or 0.77% of total assets.  This reflects an increase of $2.5 million from the second quarter 2002 level of $28.9 million, or 0.94% of total assets.  Excluding the loans acquired from Empire and Source Capital, nonperforming assets were 0.54% of total assets at June 30, 2003 compared to 0.62% for the same period last year.

Classified assets were $80.5 million at June 30, 2003, or 1.97% of total assets, an increase compared to $67.6 million at June 30, 2002, or 2.19% of total assets.  Excluding Source Capital and Empire, classified assets were $68.7 million or 1.68% of total assets at June 30, 2003.

Sterling’s provision for loan losses was $2.5 million for the three months ended June 30, 2003, compared with $2.2 million for the same period in 2002.  At June 30, 2003, the total loan loss allowance was $32.0 million, an increase of $10.5 million, or 49% since June 30, 2002.  This includes an $869,000 allowance that was acquired with Empire.  At June 30, 2003, the allowance for loan losses represented 1.19% of total loans, an increase from 0.98% of total loans at June 30, 2002.

Mr. Gilkey said, “Despite the sluggishness of economic and financial markets on a national level and some specific influences on the Pacific Northwest economy, our local markets remain satisfactory.  Our loan demand, largely driven by commercial, business banking and residential lending, remains steady.  Our credit quality statistics, while a bit higher than we would like to see, reflect the loan portfolios of several recent acquisitions.  Sterling’s emphasis on credit quality is reflected in these ratios and we will continue to exercise prudent lending practices and closely monitor asset quality as we continue through 2003.”

Balance Sheet and Capital Management

At June 30, 2003, Sterling’s total assets were $4.09 billion, up from the prior year’s comparable period of $3.09 billion.  This increase reflects growth in Sterling’s loan portfolio, its ABS portfolio, and the addition of $230 million in assets from the Empire acquisition.  Shareholders’ equity at June 30, 2003 was $246.3 million, up significantly from the previous year’s total of $186.8 million.  This increase primarily reflects the addition of $29.2 million in equity from the Empire acquisition and increased retained earnings.  In addition, Sterling Savings’ core and risk-based capital ratios continued to exceed the regulatory “well capitalized” requirements.  As of June 30, 2003, Sterling’s book value per share had increased 17% to $16.67 from $14.22 for the same period one year ago.

GOODWILL LAWSUIT

In September of 2002, the U.S. Court of Federal Claims granted Sterling Savings Bank’s motion for summary judgment as to liability, holding that the United States government owed contractual obligations to Sterling with respect to its acquisition of three failing regional thrifts during the 1980’s and had breached the contracts.

Mr. Gilkey commented, “We are pleased with this decision.  Since the 1996 transfer of the case to the U.S. Court of Claims we are not allowed to discuss damage amounts, or specifics of the trials.  At this time, we are waiting for a trial date to be set to determine what amount, if any, the government must pay in damages for its breach.”

OUTLOOK

Mr. Gilkey added, “We are proud to report another record quarter of earnings for the company. The increased income is a direct result of management’s financial strategy of quality loan and deposit growth.  Our loan pipeline, loan portfolio, strong liquidity and capital are all strong.  Our extensive Pacific Northwest network of branches, corporate banking centers, business banking offices and subsidiaries are all working together to contribute to our bottom line.  The core components of the organization remain strong and we believe we are strategically positioned for the future.”

“Last week, Sterling and Klamath First Bancorp, Inc. (Klamath) (NASDAQ: KFBI) announced that we had signed a definitive agreement for the merger of Klamath First Bancorp, Inc. with and into Sterling.  The merger with Klamath is a perfect fit for Sterling,” said Mr. Gilkey. “In addition to the financial aspects, Sterling and Klamath match up very well culturally. As a leading regional community bank we’ll be able to build a bank for all of Oregon, a bank that offers the same products and services of a large bank while retaining the feel of a hometown bank.  The details of this transaction were outlined in filings made last week with the Securities and Exchange Commission.”

Commenting further, Mr. Gilkey, stated, “This transaction is a win-win for the shareholders of both companies.  Additionally, the transaction reflects Sterling’s long-term strategy of concentrating on its core businesses, including our ability to diversify loan portfolio opportunities across the region.  Sterling welcomes and looks forward to a long-term opportunity for achievements and success with this acquisition.  This transaction changes not only the landscape of community banking in the Northwest, but also Sterling’s leadership opportunities in community banking here in the Pacific Northwest.”

SECOND QUARTER EARNINGS CONFERENCE CALL

Sterling will host a conference call for investors on July 23, 2003 at 8:00 a.m. Pacific Time to discuss Sterling’s financial results. To participate in the conference call, domestic callers should dial 210-234-8211 approximately five minutes before the scheduled start time.  You will be asked to identify yourself to the operator and provide the password “STERLING” to enter the call.  A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 402-220-0234.  The continuous replay will be offered through August 15, 2003 at 5:00 p.m. Pacific Time.

In addition, the Sterling Second Quarter 2003 Earnings Conference Call is being made available on-line at Sterling’s web site, www.sterlingsavingsbank.net or at streetevents.com. To access the audio web cast presentation, click on “Investor Relations,” then click on the live audio web cast icon.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank.  Sterling Savings Bank is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings Bank, based in Spokane, Washington, has branches throughout Washington, Idaho, Oregon and western Montana.  Through Sterling’s wholly owned subsidiaries Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho and western Montana.  Sterling’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities, through regional representatives throughout Sterling Savings’ branch network.  Sterling’s subsidiary Dime Insurance Agency provides commercial and consumer insurance products through its offices in western Montana.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to our future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates which may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower than expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

STERLING FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

(DOLLAR AMOUNTS IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS, UNAUDITED)

	JUNE 30, 2003	MARCH 31, 2003	JUNE 30, 2002 (1)

ASSETS:
CASH AND CASH EQUIVALENTS	$93,605	$69,990	$61,820
LOANS RECEIVABLE, NET	2,668,990	2,533,640	2,173,176
LOANS HELD FOR SALE	50,625	28,163	11,160
INVESTMENTS AND ASSET-BACKED SECURITIES (ABS) AVAILABLE FOR SALE	1,073,869	985,252	651,442
INVESTMENTS AND ABS HELD TO MATURITY	2,834	2,845	6,680
OFFICE PROPERTIES AND EQUIPMENT, NET	51,921	51,790	47,645
REAL ESTATE OWNED, NET	3,982	4,248	5,140
GOODWILL, NET	45,075	45,018	43,977
OTHER INTANGIBLE ASSETS, NET	3,038	3,117	0
BANK OWNED LIFE INSURANCE (BOLI)	71,189	70,222	57,693
PREPAID EXPENSES AND OTHER ASSETS, NET	29,459	26,934	29,345

TOTAL ASSETS	$4,094,587	$3,821,219	$3,088,078

LIABILITIES:
DEPOSITS	$2,393,707	$2,281,471	$1,979,219
ADVANCES FROM FEDERAL HOME LOAN BANK OF SEATTLE	995,119	913,007	620,249
REPURCHASE AGREEMENTS AND FED FUNDS	276,958	209,083	151,258
OTHER BORROWINGS	139,782	126,302	119,000
ACCRUED EXPENSES & OTHER LIABILITIES	42,678	50,220	31,574
TOTAL LIABILITIES	3,848,244	3,580,083	2,901,300

SHAREHOLDERS’ EQUITY:
COMMON STOCK	14,781	13,412	11,938
ADDITIONAL PAID-IN CAPITAL	180,825	153,292	125,006
ACCUMULATED COMPREHENSIVE INCOME (LOSS):
UNREALIZED GAIN (LOSS) ON INVESTMENTS AND ABS, NET	(945)	3,568	1,024
RETAINED EARNINGS	51,682	70,864	48,810
TOTAL SHAREHOLDERS’ EQUITY	246,343	241,136	186,778

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,094,587	$3,821,219	$3,088,078

BOOK VALUE PER SHARE (3)	$16.67	$16.34	$14.22

TANGIBLE BOOK VALUE PER SHARE (2)	$13.41	$13.08	$10.87

SHARES OUTSTANDING AT END OF PERIOD	14,781,418	13,412,331	11,937,668

SHAREHOLDERS’ EQUITY TO TOTAL ASSETS	6.02%	6.31%	6.05%

TANGIBLE EQUITY TO TOTAL ASSETS (4)	4.84%	5.05%	4.62%

(1)               Certain prior period amounts have been reclassified to conform with the current period’s presentation.

(2)               Amount represents shareholders’ equity less net goodwill and other intangible assets divided by total shares outstanding.

(3)               Amounts as of March 31, 2003 and June 30, 2002 have been restated to reflect the 10% stock dividend paid in May 2003.

(4)               Amount represents shareholders’ equity less net goodwill and other intangible assets divided by total assets.

STERLING FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

(DOLLAR AMOUNTS IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS, UNAUDITED)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	JUNE 30, 2003	MAR. 31, 2003	JUNE 30, 2002 (1)	JUNE 30, 2003	JUNE 30, 2002 (1)
INTEREST INCOME:
LOANS	$42,376	$40,339	$38,885	$82,715	$78,080
ASSET-BACKED SECURITIES	9,214	9,972	7,786	19,186	15,587
INVESTMENTS AND CASH	1,061	1,174	1,030	2,235	2,200
TOTAL INTEREST INCOME	52,651	51,485	47,701	104,136	95,867

INTEREST EXPENSE:
DEPOSITS	9,493	9,020	11,590	18,513	22,850
BORROWINGS	13,118	13,894	12,743	27,012	26,260
TOTAL INTEREST EXPENSE	22,611	22,914	24,333	45,525	49,110

NET INTEREST INCOME	30,040	28,571	23,368	58,611	46,757

PROVISION FOR LOSSES ON LOANS	(2,550)	(2,250)	(2,227)	(4,800)	(4,313)
NET INTEREST INCOME AFTER PROVISION	27,490	26,321	21,141	53,811	42,444

OTHER INCOME:
FEES AND SERVICE CHARGES	4,909	4,299	4,089	9,208	7,929
MORTGAGE BANKING OPERATIONS	2,496	2,217	1,050	4,713	2,356
LOAN SERVICING FEES (COSTS)	(153)	84	320	(69)	594
NET GAIN ON SALES OF SECURITIES	1,677	1,360	311	3,037	397
REAL ESTATE OWNED OPERATIONS	(180)	(29)	(2)	(209)	(194)
BOLI	968	822	881	1,790	1,702
CHARGE RELATED TO EARLY REPAYMENT OF DEBT	0	(1,464)	0	(1,464)	0
OTHER NONINTEREST INCOME (EXPENSE)	(28)	(180)	96	(208)	(210)
TOTAL OTHER INCOME	9,689	7,109	6,745	16,798	12,574

OPERATING EXPENSES:
EMPLOYEE COMPENSATION AND BENEFITS	11,997	11,958	10,409	23,955	21,027
OCCUPANCY AND EQUIPMENT	3,657	3,507	3,154	7,164	6,168
AMORTIZATION OF OTHER INTANGIBLES	79	26	261	105	644
GOODWILL LITIGATION COSTS	64	250	225	314	520
ACQUISITION AND MERGER COSTS	45	143	0	188	0
OTHER	6,762	5,527	5,703	12,289	11,060
TOTAL OPERATING EXPENSES	22,604	21,411	19,752	44,015	39,419

INCOME FROM OPERATIONS BEFORE TAXES	14,575	12,019	8,134	26,594	15,599
INCOME TAX PROVISION	(5,058)	(4,236)	(2,398)	(9,294)	(4,282)

NET INCOME	$9,517	$7,783	$5,736	$17,300	$11,317

EARNINGS PER SHARE - BASIC (3)	$0.64	$0.57	$0.44	$1.21	$0.88
EARNINGS PER SHARE - DILUTED (3)	$0.63	$0.55	$0.43	$1.18	$0.85

CORE EARNINGS (2)	$8,456	$7,944	$5,534	$16,400	$11,059
CORE EARNINGS PER SHARE - BASIC (2)	$0.57	$0.58	$0.42	$1.15	$0.86
CORE EARNINGS PER SHARE - DILUTED (2)	$0.56	$0.56	$0.41	$1.12	$0.83

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC (3)	14,771,708	13,710,886	13,031,704	14,244,227	12,903,754
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED (3)	15,147,572	14,066,518	13,465,641	14,602,015	13,392,933

(1)               Certain prior period amounts have been reclassified to conform with the current period’s presentation.

(2)               Core earnings per share excludes net securities gains, acquisition and merger costs and a charge for costs related to early repayment of debt, net of related income taxes.  See Exhibit A for a reconciliation to reported earnings per share.

(3)               Weighted average shares and per share amounts for prior periods have been restated to reflect the 10% stock dividend paid in May 2003.

STERLING FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

(DOLLAR AMOUNTS IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS, UNAUDITED)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	JUNE 30, 2003	MARCH 31, 2003	JUNE 30, 2002 (1)	JUNE 30, 2003	JUNE 30, 2002 (1)

NET INTEREST SPREAD:
YIELD ON LOAN PORTFOLIO	6.29%	6.51%	7.12%	6.40%	7.20%
YIELD ON INVESTMENTS AND CASH	4.13%	5.17%	4.57%	4.62%	4.49%
YIELD ON ASSET-BACKED SECURITIES	4.40%	4.74%	5.35%	4.57%	5.45%
YIELD ON INTEREST-EARNING ASSETS	5.80%	6.05%	6.70%	5.92%	6.77%

COST OF DEPOSITS	1.65%	1.73%	2.39%	1.68%	2.41%
COST OF BORROWINGS	4.17%	4.36%	5.64%	4.27%	5.62%
COST OF LIABILITIES	2.54%	2.73%	3.42%	2.63%	3.47%

NET INTEREST SPREAD	3.26%	3.32%	3.28%	3.29%	3.30%
NET INTEREST MARGIN	3.31%	3.36%	3.28%	3.33%	3.30%

AVERAGE INTEREST-EARNING ASSETS	$3,642,331	$3,452,457	$2,856,408	$3,547,393	$2,854,118
AVERAGE INTEREST-BEARING LIABILITIES	$3,577,582	$3,409,080	$2,853,898	$3,493,331	$2,853,452

PERFORMANCE RATIOS:
RETURN ON AVERAGE ASSETS	0.98%	0.86%	0.75%	0.92%	0.75%
RETURN ON AVERAGE ASSETS, EXCLUDING GAIN ON SALE OF SECURITIES	0.81%	0.71%	0.71%	0.76%	0.72%
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY	15.5%	14.5%	13.0%	15.0%	13.2%
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY, EXCLUDING GAIN ON SALE OF SECURITIES	12.8%	11.9%	12.3%	12.4%	12.8%
OPERATING EFFICIENCY, EXCLUDING INTANGIBLE AMORTIZATION	56.7%	59.9%	64.7%	58.2%	65.4%
OPERATING EFFICIENCY, EXCLUDING INTANGIBLE AMORTIZATION AND GAIN ON SALE OF SECURITIES	59.2%	62.3%	65.4%	60.7%	65.8%
NONINTEREST EXPENSE TO AVERAGE ASSETS	2.33%	2.36%	2.58%	2.35%	2.59%

CAPITAL ADEQUACY:
SHAREHOLDERS’ EQUITY RATIO	6.02%	6.31%	6.05%	6.02%	6.05%
REGULATORY CAPITAL RATIOS (FOR STERLING SAVINGS BANK):
CORE CAPITAL RATIO	7.4%	7.8%	8.2%	7.4%	8.2%
TIER 1 RISK-BASED CAPITAL RATIO	10.8%	11.0%	10.6%	10.8%	10.6%
TOTAL RISK-BASED CAPITAL RATIO	11.9%	12.0%	11.4%	11.9%	11.4%

LOAN ORIGINATIONS BY PROPERTY TYPE:
RESIDENTIAL REAL ESTATE	$146,405	$132,288	$57,970	$278,693	$116,127
MULTIFAMILY REAL ESTATE	17,077	13,365	4,140	30,442	17,808
COMMERCIAL REAL ESTATE	48,304	37,099	9,410	85,403	31,725
CONSTRUCTION	195,137	129,154	169,742	324,291	285,693
CONSUMER - DIRECT	61,632	32,308	36,790	93,940	75,980
CONSUMER - INDIRECT	15,594	14,268	16,042	29,862	33,286
BUSINESS BANKING	122,857	74,586	121,464	197,443	183,836
CORPORATE BANKING	51,780	46,850	35,380	98,630	62,193
TOTAL LOAN ORIGINATION VOLUME	$658,786	$479,918	$450,938	$1,138,704	$806,648

NONBANKING SUBSIDIARY PRODUCTION:
SALES OF FINANCIAL PRODUCTS	$8,781	$8,225	$7,875	$17,006	$13,451

(1)               Certain prior period amounts have been reclassified to conform with the current period’s presentation.

STERLING FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

(DOLLAR AMOUNTS IN THOUSANDS)

	JUNE 30, 2003	MARCH 31, 2003	JUNE 30, 2002

LOANS BY COLLATERAL TYPE:
RESIDENTIAL REAL ESTATE	$369,293	$377,732	$335,080
MULTIFAMILY REAL ESTATE	164,656	153,750	155,257
COMMERCIAL REAL ESTATE	478,849	507,402	424,763
CONSTRUCTION	540,301	502,390	420,549
CONSUMER - DIRECT	268,720	249,428	251,282
CONSUMER - INDIRECT	77,383	69,789	43,622
BUSINESS BANKING	654,639	579,007	520,051
CORPORATE BANKING	152,377	129,263	45,985
LEASES	1,579	2,141	4,222
DEFERRED LOAN FEES, NET	(6,773)	(6,700)	(6,100)
ALLOWANCE FOR LOSSES ON LOANS	(32,034)	(30,562)	(21,535)
NET LOANS RECEIVABLE	$2,668,990	$2,533,640	$2,173,176

ALLOWANCE FOR LOSSES ON LOANS:
BALANCE AT BEGINNING OF QUARTER	$30,562	$27,866	$21,315
ALLOWANCE FOR LOAN LOSSES ACQUIRED	0	869	0
PROVISION FOR LOSSES ON LOANS	2,550	2,250	2,227
AMOUNTS WRITTEN OFF NET OF RECOVERIES AND OTHER	(1,078)	(423)	(2,007)
BALANCE AT END OF QUARTER	$32,034	$30,562	$21,535

NET CHARGE-OFFS TO AVERAGE NET LOANS (ANNUALIZED)	0.16%	0.07%	0.37%
NET CHARGE-OFFS TO AVERAGE NET LOANS (YTD)	0.06%	0.02%	0.16%

LOAN AND LEASE LOSS ALLOWANCE TO TOTAL LOANS	1.19%	1.19%	0.98%
LOAN AND LEASE LOSS ALLOWANCE & DISCOUNTS TO LOANS	1.26%	1.27%	1.12%

LOAN LOSS ALLOWANCE TO NON-PERFORMING LOANS (EXCLUDING LOANS CLASSIFIED AS LOSS)	116.5%	133.1%	90.5%
NON-PERFORMING LOANS TO NET LOANS	1.03%	0.94%	1.09%

ALLOWANCE FOR REAL ESTATE OWNED (REO) LOSS:
BALANCE AT BEGINNING OF QUARTER	$338	$239	$672
PROVISION FOR REO LOSSES	15	130	15
ADDITIONS	0	0	0
AMOUNTS WRITTEN OFF NET OF RECOVERIES AND OTHER	(118)	(31)	(12)
BALANCE AT END OF QUARTER	$235	$338	$675

REO LOSS ALLOWANCE TO TOTAL REO	5.57%	7.37%	11.61%

NONPERFORMING ASSETS:
ACCRUING LOANS WHICH ARE PAST DUE 90 DAYS	$1,259	$0	$0
NON-ACCRUAL LOANS	24,299	21,966	23,104
RESTRUCTURED LOANS	1,843	1,970	631
TOTAL NONPERFORMING LOANS	27,401	23,936	23,735
REO	3,982	4,248	5,140
TOTAL NONPERFORMING ASSETS (NPA)	$31,383	$28,184	$28,875

NPA TO TOTAL ASSETS	0.77%	0.74%	0.94%

NPA TO TOTAL ASSETS EXCLUDING SOURCE CAPITAL/EMPIRE NPA	0.54%	0.44%	0.62%

LOAN AND REO LOSS ALLOWANCE TO NONPERFORMING ASSETS	102.1%	108.3%	75.2%

LOAN DELINQUENCY RATIO (60 DAYS AND OVER)	1.13%	0.90%	1.09%

CLASSIFIED ASSETS- SSB	$68,745	$61,731	$55,383
CLASSIFIED ASSETS- SOURCE	5,034	5,262	12,246
CLASSIFIED ASSETS- EMPIRE	6,716	6,291	0

TOTAL CLASSIFIED ASSETS	$80,495	$73,284	$67,629
CLASSIFIED ASSETS/TOTAL ASSETS	1.97%	1.92%	2.19%
CLASSIFIED ASSETS/TOTAL ASSETS EXCLUDING SOURCE AND EMPIRE	1.68%	1.62%	1.79%

STERLING FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

(DOLLAR AMOUNTS IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS, UNAUDITED)

	THREE MONTHS ENDED			SIX MONTHS ENDED
EXHIBIT A- RECONCILIATION SCHEDULE (1)	JUNE 30, 2003	MARCH 31, 2003	JUNE 30, 2002	JUNE 30, 2003	JUNE 30, 2002

CORE EARNINGS:
NET INCOME, AS REPORTED	$9,517	$7,783	$5,736	$17,300	$11,317
SUBTRACT: NET (GAIN) ON SECURITIES, NET OF TAX	(1,090)	(884)	(202)	(1,974)	(258)
ADD BACK: INCREMENTAL LOAN LOSS PROVISION, NET OF TAX	0	0	0	0	0
ADD BACK: ACQUISITION AND MERGER COSTS, NET OF TAX	29	93	0	122	0
ADD BACK: CHARGE ON EARLY DEBT REPAYMENT, NET OF TAX	0	952	0	952	0
CORE EARNINGS	$8,456	$7,944	$5,534	$16,400	$11,059

CORE EARNINGS PER SHARE - BASIC:
EARNINGS PER SHARE - BASIC, AS REPORTED	$0.64	$0.57	$0.44	$1.21	$0.88
SUBTRACT: NET (GAIN) ON SECURITIES, NET OF TAX	(0.07)	(0.07)	(0.02)	(0.14)	(0.02)
ADD BACK: INCREMENTAL LOAN LOSS PROVISION, NET OF TAX	0.00	0.00	0.00	0.00	0.00
ADD BACK: ACQUISITION AND MERGER COSTS, NET OF TAX	0.00	0.01	0.00	0.01	0.00
ADD BACK: CHARGE ON EARLY DEBT REPAYMENT, NET OF TAX	0.00	0.07	0.00	0.07	0.00
CORE EARNINGS PER SHARE - BASIC	$0.57	$0.58	$0.42	$1.15	$0.86

CORE EARNINGS PER SHARE - DILUTED:
EARNINGS PER SHARE - DILUTED, AS REPORTED	$0.63	$0.55	$0.43	$1.18	$0.85
SUBTRACT: NET (GAIN) ON SECURITIES, NET OF TAX	(0.07)	(0.07)	(0.02)	(0.14)	(0.02)
ADD BACK: INCREMENTAL LOAN LOSS PROVISION, NET OF TAX	0.00	0.00	0.00	0.00	0.00
ADD BACK: ACQUISITION AND MERGER COSTS, NET OF TAX	0.00	0.01	0.00	0.01	0.00
ADD BACK: CHARGE ON EARLY DEBT REPAYMENT, NET OF TAX	0.00	0.07	0.00	0.07	0.00
CORE EARNINGS PER SHARE - DILUTED	$0.56	$0.56	$0.41	$1.12	$0.83

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC (2)	14,771,708	13,710,886	13,031,704	14,244,227	12,903,754
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED (2)	15,147,572	14,066,518	13,465,641	14,602,015	13,392,933

(1)               Management believes that this presentation of non-GAAP information regarding core earnings provides useful information to investors regarding the registrant's financial condition and results of operations because core earnings are widely used for comparison purposes in the financial services industry.

(2)               Weighted average shares and per share amounts for prior periods have been restated to reflect the 10% stock dividend paid in May 2003.